Exhibit 97
Amgen Policy on Recovery of Erroneously Awarded Compensation
(effective as of October 2, 2023)
1.    Recovery of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event Amgen Inc. (the “Company”) is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover reasonably promptly the amount of incentive-based compensation (defined as compensation that is granted, earned, or vested based wholly, or in part, upon the attainment of a financial reporting measure) received by the Company’s executive officers during the relevant recovery period (described in Section 4 hereof) that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on restated amounts computed without regard to any taxes paid (“erroneously awarded compensation”), as calculated pursuant to Section 2 hereof.

Incentive-based compensation shall be deemed received in the Company fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

2.    Calculation of Erroneously Awarded Compensation

For purposes of this policy, financial reporting measures are measures that are determined and presented in accordance with generally accepted accounting principles (GAAP) used in preparing the Company’s financial statements, and any measures derived in whole, or in part, from such measures, including, but not limited to, stock price and total shareholder return. For purposes of this policy, a financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the accounting restatement: (A) the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (B) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq as it may require.

3.    Impracticability Exceptions to Recovery

The Company must recover erroneously awarded compensation in compliance with this policy except to the extent that conditions (A), (B), or (C) herein are satisfied and the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) has determined that recovery would be impracticable: (A) the direct expense paid to a third party to assist in enforcing this policy would exceed the amount to be recovered (after making a reasonable attempt at recovering such erroneously awarded compensation, documenting such reasonable attempt(s) to recover, and providing such documentation to Nasdaq); (B) recovery would violate any U.S. laws adopted prior to November 28, 2022 (after obtaining an opinion of legal counsel, acceptable to Nasdaq, that recovery would result in such a violation, and providing such opinion to Nasdaq); or (C) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations promulgated thereunder describing certain Internal Revenue Code (the “Code”) plan qualification requirements.

4.    Relevant Recovery Period and Covered Executives

This policy shall apply to incentive-based compensation received on or after October 2, 2023 by a person: (A) after such person began service as an executive officer of the Company; (B) if that person served as an executive officer at any time during the performance period for such incentive-based compensation; (C) while the Company has a class of securities listed on NASDAQ; and (D) during the three completed fiscal years immediately preceding the date that the Company is required to prepared an accounting restatement described herein.

For purposes of determining the relevant recovery period, the date that the Company is required to prepare an accounting restatement as described in Section 1 hereof is the earlier to occur of: (A) the date the Board, a committee of the Board, or the officers of the Company authorized to take such action (if Board action is not required), conclude(s), or reasonably should have concluded, that the Company is required to prepare such accounting restatement; or (B) the date a court, regulator or other legally authorized body directs the Company to prepare such accounting restatement.

Notwithstanding the terms of the incentive-based compensation awarded by the Company, all incentive-based compensation received on or after October 2, 2023 shall be subject to this policy.

For the purposes of this policy, the term “executive officers” means the Company’s “officers” under Rule 16a-1(f) in the Securities Exchange Act of 1934 (the “Exchange Act”).

5.    No Indemnification; No Liability

Neither the Company nor any affiliate of the Company will indemnify or insure any current or former executive officer against the loss of erroneously awarded compensation pursuant to this policy, including any direct or indirect payment or reimbursement for the cost of third-party insurance purchased by any executive officer to fund potential obligations under this policy. Neither the Company, any affiliates of the Company nor any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this policy.

6.    Application; Enforceability

This policy is in no way intended to limit any other action that the Company or any affiliate of the Company could or might decide to take against an executive officer. This policy is intended to apply in addition to any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates in effect from time to time, including, but not limited to: (A) the Executive Officer Equity Recoupment Policy; (B) the Code of Ethics for CEO and Senior Financial Officers; (C) the Amgen Inc. Executive Incentive Plan; (D) the Amgen Global Management Incentive Plan; (E) the Amgen Inc. Global Performance Incentive Plan; and (E) any policies or provisions contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program, agreement of the Company or an affiliate, or required under applicable law (together, as amended, modified or supplemented from time to time, the “Other Recovery Arrangements”); provided, however, that as of October 2, 2023 this policy supersedes and replaces in its entirety the Policy on Executive Compensation in Restatement Situations adopted on March 6, 2007.

7.    Limitations on Duplicate Recovery

Unless otherwise prohibited by Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the Nasdaq listing rules, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or Nasdaq (together, the “Applicable Rules”), to the extent this policy provides for recovery of erroneously awarded compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or any Other Recovery Arrangements, the amount of erroneously awarded compensation already recovered by the Company from the recipient of such erroneously awarded compensation may be credited to the amount of erroneously awarded compensation required to be recovered pursuant to this policy from such person.

8.    Reporting and Disclosure
The Company shall make all disclosures with respect to this policy in accordance with the requirements of the federal securities laws, including disclosures required under Item 402(w) of Regulation S-K of the Securities Act of 1933 (the “Securities Act”) regarding the Company’s actions to recover erroneously awarded compensation and the filing of this policy as an exhibit to the Company’s annual report on Form 10-K.
9.    Administration

This policy shall be administered by the Compensation Committee. The Compensation Committee will, subject to the provisions of this policy and the Applicable Rules, make such determinations and interpretations and take such actions in connection with this policy as it deems necessary, appropriate, or advisable. Subject to any permitted review by Nasdaq pursuant to the Applicable Rules, all determinations and interpretations made by the Compensation Committee will be final, binding, and conclusive and need not be uniform with respect to each individual covered by the policy.

The Committee may delegate duties with respect to this policy to one or more directors or authorized employees of the Company, as permitted under applicable law.

The Committee shall, in its sole discretion, determine the manner of recovery of any erroneously awarded compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of incentive-based compensation or erroneously awarded compensation, reimbursement or repayment by any person subject to this policy of the erroneously awarded compensation, and, to the extent permitted by law, an offset of the erroneously awarded compensation against other compensation payable by the Company or an affiliate of the Company to the executive officer, including, but not limited to, base salary, bonuses, equity awards with time-based vesting conditions, and compensation previously deferred.

The Compensation Committee may amend, modify or terminate this policy in whole, or in part, at any time and from time to time in its sole discretion.

10.    Interpretation

This policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.

The provisions in this policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

References to the Applicable Rules, Code, Exchange Act, NASDAQ listing rules, Sarbanes-Oxley Act of 2022, Securities Act, and any regulations, standards or guidance promulgated thereunder shall include any amendment or successor thereto.